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AMENDED AND RESTATED
SUBADVISORY AGREEMENT
     THIS AGREEMENT, effective the 1st day of May, 2007, as amended and restated, is made and entered into as of the 2nd day of April, 2009, by and among NATIONWIDE VARIABLE INSURANCE TRUST (the “Trust”), a Delaware statutory trust, NATIONWIDE FUND ADVISORS (the “Adviser”) a Delaware business trust registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware statutory trust (the “Subadviser”), and also registered under the Advisers Act.
W I T N E S S E T H:
     WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated of the 1st day of May, 2007 (the “Advisory Agreement”), been retained to act as investment adviser for certain of the series of the Trust that are listed on Exhibit A to this Agreement (each, a “Fund”);
     WHEREAS, the Adviser is willing and possesses legal authority under its governing documents to render such services subject to the terms and conditions set forth in this Agreement;
     WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and
     WHEREAS, the Adviser desires to retain Subadviser to assist it in the provision of a continuous investment program for that portion of each Fund’s assets that the Adviser will assign to the Subadviser, and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement,
     NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to each Fund:
     1. Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as investment adviser for and to manage that portion or all of the assets of the Fund that the Adviser from time to time upon reasonable prior notice allocates to, and puts under the control of, the Subadviser (the “Subadviser Assets”) subject to the supervision of the Adviser and the Board of Trustees of the Trust and subject to the terms of this Agreement. The Subadviser hereby accepts such appointment and, in such capacity, agrees to be responsible for the investment management of the Subadviser Assets. It is recognized that the Subadviser and

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certain of its affiliates now act, and that from time to time hereafter may act, as investment adviser to one or more other investment companies and to fiduciary or other managed accounts and that the Adviser and the Trust do not and cannot object to such activities.
     2. Duties of Subadviser.
     (a) Investments. The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser in writing thereof, as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the directions of the Adviser and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of the Subadviser Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets. Consistent with the foregoing, the Sub-Adviser shall have the authority to purchase, hold and sell investments for the Subadviser Assets without prior consultation with the Adviser or the Trusts’ Board of Trustees. The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its funds available or to become available for investment, and generally as to the conditions of the Fund’s or the Trust’s affairs.
     (b) Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, the Subadviser shall act in conformity with the Prospectus and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively) and with the instructions and directions received in writing from the Adviser or the Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations. Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws and the Prospectus, the instructions and directions received in writing from the Adviser or the Trustees of the Trust or the 1940 Act, the Code, and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund’s and the Trust’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and the Subadviser is only obligated to comply with this subsection (b) with respect to the Subadviser Assets. The Adviser timely will provide the Subadviser with a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect the Fund or the services of the Subadviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or

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information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.
     The Adviser shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M and Section 817(h) of the Code. In connection with such compliance tests, the Adviser shall provide written notice to the Subadviser at least ten (10) business days prior to a calendar quarter end if the Subadviser Assets are out of compliance with the diversification requirements under either Subchapter M or Section 817(h). If the Adviser notifies the Subadviser that the Subadviser Assets are not in compliance with such requirements noted above, the Subadviser will take prompt action to bring the Subadviser Assets back into compliance in accordance with Adviser’s notice within the time permitted under the Code thereunder. Subadviser’s actions taken pursuant to Adviser’s notice shall not constitute any admission of wrongdoing by Subadviser and Subadviser shall be protected for acting in accordance with Adviser’s notice.
     The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Subadviser Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser. In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus reflecting such changes. The Adviser acknowledges and will ensure that the Prospectus will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in the Prospectus. The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus or in the Trust’s Registration Statement on Form N-1A.
     (c) Voting of Proxies. The Adviser hereby delegates to the Subadviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Subadviser Assets and authorizes the Subadviser to delegate further such discretionary authority to a designee identified in a notice given to the Trust and the Adviser. The Subadviser, including, without limitation, its designee (for which the Subadviser shall remain liable, subject to the terms and conditions of this Agreement and to the same extent as if Subadviser had performed such services), shall have the power to vote, either in person or by proxy, all securities in which the Subadviser Assets may be invested from time to time and for which Subadviser timely receives a proxy, and shall not be required to seek or take instructions from, the Adviser, the Fund or the Trust or take any action with respect thereto. Subadviser (or its designee) shall vote any proxies received in a timely manner in accordance with Subadviser’s proxy voting policies and procedures as in effect from time to time. If both the Subadviser and another

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entity managing assets of the Fund have invested the Fund’s assets in the same security, the Subadviser and such other entity will each have the power to vote its pro rata share of the Fund’s security.
     The Subadviser has established a written procedure for proxy voting in compliance with current applicable rules and regulations, including, but not limited to, Rule 30b1-4 (Report of Proxy Voting Record) under the 1940 Act. The Subadviser will provide the Adviser or its designee, a copy of such procedure and establish a mutually acceptable process for the timely distribution of the Subadviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.
     (d) Agent. Subject to any other written instructions of the Adviser or the Trust, the Subadviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Subadviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Subadviser Assets. The Subadviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust upon Adviser’s reasonable request.
     (e) Brokerage. The Subadviser is authorized, subject to the supervision of the Adviser and the general plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including, without limitation, purchase and sale of the Subadviser Assets with or through, such persons, brokers or dealers (including, to the extent permitted by applicable law, “affiliated persons” of Subadviser (as such term is defined under the 1940 Act)) (collectively “Brokers”) as Subadviser may elect and negotiate commissions to be paid on such transactions. The Subadviser, however, is not required to obtain the consent of the Adviser or the Trust’s Board of Trustees prior to establishing any such brokerage account. The Subadviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Subadviser. In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain the best execution available for each Fund in accordance with Subadviser’s best execution policies and applicable law, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to seek to obtain for the Fund the best execution available, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. Notwithstanding the foregoing, neither the Trust, the Fund nor the Adviser shall instruct the Subadviser to place orders with any particular Broker(s) with respect to the

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Subadviser Assets. Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Subadviser an amount of commission for effecting a Subadviser Assets’ investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser and its affiliates with respect to the accounts as to which it and its affiliates exercise investment discretion.
     It is recognized that the services provided by such Brokers may be useful to the Subadviser in connection with the Subadviser’s and its affiliates’ services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Subadviser Assets as well as other clients of the Subadviser and its affiliates, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to such other clients. It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Subadviser Assets.
     (f) Securities Transactions. The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.
     The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which may include either (i) certifying to the Adviser that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets or (ii) identifying any violations which have occurred with respect to the Subadviser Assets. The Subadviser will have also submitted its Code of Ethics for its

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initial approval by the Board of Trustees no later than the date of execution of this agreement and subsequently within six months of any material change thereto.
     (g) Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Subadviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files. The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.
     (h) Information Concerning Subadviser Assets and Subadviser. From time to time as the Adviser or the Trust reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Subadviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith. The Subadviser will also inform the Adviser in a timely manner of material changes in portfolio managers responsible for Subadviser Assets, any changes in the ownership or management of the Subadviser, or of material changes in the control of the Subadviser. Upon the Trust’s or the Adviser’s reasonable request in good faith, the Subadviser will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Subadviser Assets via telephone on a quarterly basis and in person on a less frequent basis as agreed upon by the parties.
     Subject to the other provisions of this Agreement, the Subadviser will also provide such reasonable information/certifications or perform such reasonable additional acts with respect to the Subadviser Assets as are necessary for the Trust or the Adviser to comply with their respective obligations under applicable laws, regulations and/or policies of the Trust’s Board of Trustees, including, without limitation, requirements of or pertaining to the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.
     (i) Custody Arrangements. The Trust or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Subadviser Assets and shall give the Subadviser written notice of any changes in such custodian banks or custody arrangements. The Subadviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith (and in such form as mutually agreed by the parties) relating to all transactions concerning the Subadviser Assets. The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Subadviser with respect to the Subadviser Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Subadviser with all operational information necessary for the Subadviser to trade the Subadviser Assets on behalf of the Fund. The Subadviser

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shall have no liability for the acts or omissions of the authorized custodian(s), unless (subject in all cases to the terms and conditions of this Agreement) such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Subadviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions.
     (j) Valuation Assistance. The Subadviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Trust. The Adviser hereby acknowledges that the Subadviser is not responsible for pricing portfolio securities. Notwithstanding the foregoing, the Subadviser agrees that, upon request of the Adviser, it shall reasonably assist the Adviser in obtaining prices for portfolio securities and, to the extent it may lawfully do so, provide the Adviser with reasonable information, data or analyses in its possession. The Adviser and the Trust acknowledge that any such information, data or analyses may be proprietary to the Subadviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Subadviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.
     3. Independent Contractor. In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.
     4. Expenses. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Subadviser shall not be responsible for the Trust’s, the Fund’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Subadviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Subadviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and

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other extraordinary or non-recurring expenses. The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the Adviser. The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.
     5. Compensation. For the services provided pursuant to this Agreement, the Subadviser is entitled to the fee listed for the Fund on Exhibit A hereto. Such fees will be computed daily and paid no later than the seventh (7th) business day following the end of each month, from the Adviser, calculated at an annual rate based on the Subadviser Assets’ average daily net assets.
     The method of determining the net asset value of the Subadviser Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Fund’s Prospectus. If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.
     6. Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Trust as follows:
     (a) The Subadviser is registered as an investment adviser under the Advisers Act;
     (b) The Subadviser has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act, as amended (the “CEA”), with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association or is not required to file such exemption;
     (c) The Subadviser is a Delaware statutory trust duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;
     (d) The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary actions of its trustees or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a material violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser; and
     (e) The Form ADV of the Subadviser provided to the Adviser and the Trust in connection with the execution of this Agreement is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts

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maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     7. Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:
     (a) The Adviser is registered as an investment adviser under the Advisers Act;
     (b) The Adviser has filed a notice of exemption pursuant to Rule 4.14 under the CEA with the CFTC and the National Futures Association or is not required to file such exemption;
     (c) The Adviser is a business trust duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;
     (d) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its directors, shareholders or managing unitholder, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;
     (e) The Form ADV of the Adviser provided to the Subadviser and the Trust in connection with the execution of this Agreement is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;
     (f) The Adviser acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement; and
     (g) The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including, without limitation, the appointment of a subadviser with respect to assets of each of the Trust’s mutual fund series, including, without limitation, the Adviser’s entering into and performing this Agreement.

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     8. Representations and Warranties of the Trust. The Trust represents and warrants to the Adviser and the Subadviser as follows:
     (a) The Trust is a statutory trust duly formed and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;
     (b) The Trust is registered as an investment company under the 1940 Act and has elected to qualify and has qualified, together with the Fund, as a regulated investment company under the Code, and the Fund’s shares are registered under the Securities Act;
     (c) The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of the Trust and its Board of Trustees, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust; and
     (d) The Trust acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement.
     9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Subadviser, the Adviser and the Trust pursuant to Sections 6, 7 and 8, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.
     10. Liability and Indemnification.
     (a) Liability. The Subadviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser or a reckless disregard by Subadviser of its duties hereunder, the Subadviser, each of its affiliates, affiliated persons and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Subadviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, any other subadviser to the Fund, the Trust or the Fund or any of the Fund’s shareholders, or any Affiliate or Controlling Persons of any of them, in connection with the matters to which this Agreement relates, including, without limitation, for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets or for any act or omission in the case of, or connected with, rendering services hereunder. The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement. Except as set forth in Section 10(c) below, in the absence of willful misfeasance, bad faith or gross negligence

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on the part of the Adviser or a reckless disregard by Adviser of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability to the Subadviser, its Affiliates or its Controlling Persons in connection with the matters to which this Agreement relates, including, without limitation, for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets or for any act or omission in the case of, or connected with, rendering services hereunder. Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their non-waivable obligations under applicable law, including, without limitation, any such obligations under the federal and state securities laws and the CEA.
     (b) Indemnification. Subject to Section 10(a) above, the Subadviser shall indemnify the Adviser, the Trust and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA. Subject to Section 10(a) above, the Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which Subadviser, its Affiliates or its Controlling Persons may sustain as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA.
     The Trust shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which Subadviser, its Affiliates or its Controlling Persons may sustain as a result of the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA.
     The Subadviser shall not be liable under or in connection with this Agreement for (i) any acts of the Adviser, any other subadviser to the Fund, the Trust or the Fund, or any of the Fund’s shareholders, or any Affiliate or Controlling Persons of any of them, with respect to the portion of the assets of the Fund not managed by Subadviser, or (ii) acts of the Subadviser which result from acts of the Adviser, any other subadviser to the Fund, the Trust or the Fund, or any of the Fund’s shareholders, or any Affiliate or Controlling Persons of any of them, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser or any other subadviser to the Fund, which records are not also required to be separately maintained by Subadviser. The Adviser agrees that Subadviser shall manage the Subadviser Assets as if they were a separate operating Fund as set forth in Section 2(b) of this Agreement. The Adviser shall indemnify the Subadviser, its Affiliates and Controlling Persons from any liability arising from the conduct of the Adviser and any

EX-23.d.2.d
other subadviser with respect to the portion of the Fund’s assets not allocated to the Subadviser.
     11. Duration and Termination.
     (a) Duration. Unless sooner terminated, this Agreement shall continue until May 1, 2008 with respect to any Fund covered by this Agreement initially and, for any Fund subsequently added to this Agreement, an initial period of no more than two years that terminates on the second May 1st that occurs following the effective date of this Agreement with respect to such Fund, and thereafter shall continue automatically for successive annual periods with respect to each such Fund, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.
     (b) Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:
          (i) By vote of a majority of the Trust’s Board of Trustees, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), in each case, upon not more than 60 days’ written notice to the Subadviser;
          (ii) By any party hereto immediately upon written notice to the other parties in the event of a breach of any provision of this Agreement by either of the other parties; or
          (iii) By the Subadviser upon not less than 60 days’ written notice to the Adviser and the Trust, or by the Adviser upon not less than 60 days’ written notice to the Subadviser and the Trust.
     This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.
     12. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.
     13. Reference to Adviser and Subadviser.

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     (a) Neither the Adviser nor any Affiliate or agent of the Adviser shall make reference to or use the name of Subadviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Subadviser to the Fund, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Subadviser, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Fund and any Affiliate thereof to satisfy the foregoing obligation.
     (b) Neither the Subadviser nor any Affiliate or agent of it shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed. The Subadviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Subadviser to satisfy the foregoing obligation. Notwithstanding the foregoing, neither the Subadviser nor its Affiliates shall identify the Adviser, the Fund or the Trust in any responses to requests for information/proposals without the prior written consent of the Adviser.
     (c) Nothing in this Section 13 shall be construed as preventing, or requiring consent for, the use of the name of the other party or its Affiliates, or clients, in any disclosures required by applicable law.
     (d) The Subadviser shall give the Trust, for the term of this Agreement, a royalty free, nonexclusive, nontransferable right to use the name “Federated” (hereinafter referred to as a “Mark”) in the United States as part of the name of the series of the Trust identified on Exhibit A, provided the use of such names is approved by the Subadviser in advance in writing. Such right does not include the right to allow third parties to use the Mark except as specifically provided in this Agreement. Neither the Trust (or its series) nor the Adviser shall retain any right to use of the Mark after the termination of this Agreement. Upon termination of this Agreement, the Adviser will (and will cause the Trust (and its series) to) immediately terminate all use of the Mark and destroy any remaining unused sales documentation, promotional, marketing, advertising or other written printed or electronic material or performance information that contains the Mark. The Adviser agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Mark shall conform to the terms of this Agreement and any amendments thereto. The Adviser further agrees (and to cause the Trust (and its series)) to comply with any reasonable requirements for the use of the Mark provided from time to time by the Subadviser to the Adviser or the Trust in writing.
     14. Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are

EX-23.d.2.d
not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.
     15. Confidentiality. Subject to the duties of the Adviser, the Trust and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Fund in respect thereof; except to the extent:
     (a) Authorized. The Adviser or the Trust has authorized such disclosure of confidential information of the Adviser or the Trust, or Subadviser has authorized such disclosure of confidential information of Subadviser;
     (b) Court or Regulatory Authority; Applicable Law; Necessary Disclosure for Performance. Disclosure of such information is expressly permitted, required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities or under applicable law, or disclosure of such information is necessary to perform the services to be performed under this Agreement;
     (c) Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information which is known to the disclosing party;
     (d) Already Known. Such information already was known by the party prior to the date hereof;
     (e) Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding such information which is known to the disclosing party; or
     (f) Independently Developed. The party independently developed such information.
     16. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:
     (a) If to the Subadviser:
          Federated Investment Management Company

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          Federated Investors Tower
          1001 Liberty Avenue
          Pittsburgh, PA 15222-3779
          Attention: Carol Kayworth
          Facsimile: (412) 288-8171
     (b) If to the Adviser:
          Nationwide Fund Advisors
          1200 River Road
          Conshohocken, PA 19428
          Attention: Legal Department
          Facsimile: (484) 530-1323
     (c) If to the Trust:
          Nationwide Variable Insurance Trust
          1200 River Road
          Conshohocken, PA 19428
          Attention: Legal Department
          Facsimile: (484) 530-1323
     17. Jurisdiction. This Agreement shall be governed by and construed in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.
     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.
     19. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.
     20. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     21. Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.
     22. Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof

EX-23.d.2.d
     23. Nationwide Variable Insurance Trust and its Trustees. The terms “Nationwide Variable Insurance Trust” and the “Trustees of Nationwide Variable Insurance Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Amended and Restated Agreement and Declaration of Trust made and dated as of October 28, 2004, as has been or may be amended and/or restated from time to time, and to which reference is hereby made.
     24. Multi-Manager Funds. In connection with securities transactions for the Fund, the Subadviser that is (or whose affiliated person is) entering into the transaction, and any other investment manager that is advising an affiliate of the Fund (or portion of the Fund) (collectively, the “Managers” for the purposes of this section) entering into the transaction are prohibited from consulting with each other concerning transactions for the Fund in securities or other assets and, if both Managers are responsible for providing investment advice to the Fund, the Manager’s responsibility in providing advice is expressly limited to a discrete portion of the Fund’s portfolio that it manages.
     This prohibition does not apply to communications by the Adviser in connection with the Adviser’s (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) determination of the allocation of assets among the Manager(s), if any; and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a Manager.
     25. Federated Investment Management Company. The Trust and the Adviser are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of the Subadviser and agree that the obligations assumed by the Subadviser pursuant to this Subadvisory Agreement will be limited in any case to the Subadviser and its assets and the Adviser and the Trust shall not seek satisfaction of any such obligations from the shareholders of the Subadviser, the trustees of the Subadviser, officers, employees or agents of the Subadviser, or any of them.
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EX-23.d.2.d
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/Michael S. Spangler

Name:	Michael S. Spangler

Title:	President and CEO, Nationwide Funds Group

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/Michael S. Spangler

Name:	Michael S. Spangler

Title:	President, Nationwide Fund Advisors

SUBADVISER
FEDERATED INVESTMENT MANAGEMENT COMPANY

By:	/s/John B. Fisher

Name:	John B. Fisher

Title:	President and CEO of Federated Advisory Companies

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND FEDERATED INVESTMENT MANAGEMENT COMPANY
Effective May 1, 2007
As amended and restated April 2, 2009*

Funds of the Trust	Subadvisory Fees

Federated NVIT High Income Bond Fund	0.40% on Subadviser Assets up to $50 million;

0.25% on Subadviser Assets of $50 million and more but less than $250 million;

0.20% on Subadviser Assets of $250 million and more but less than $500 million; and

0.15% for Subadviser Assets of $500 million and more

NVIT Money Market Fund	0.10% on Aggregate Subadviser Assets† up to $500 million;
and
NVIT Money Market Fund II

0.08% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion;

0.06% on Aggregate Subadviser Assets† of $1 billion and more but less than $1.5 billion;

0.04% on Aggregate Subadviser Assets† of $1.5 billion and more but less than $2 billion; and

0.02% on Aggregate Subadviser Assets† of $2 billion and more.

*	As approved at the Board of Trustees Meeting held on March 12, 2009.

†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets among the NVIT Money Market Fund and NVIT Money Market Fund II, as further combined with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and Federated Investment Management Company, dated April 2, 2009 (“NMF Agreement”)) of the Nationwide

Money Market Fund, a series of Nationwide Mutual Funds. Notwithstanding the foregoing, the Adviser agrees to pay the Subadviser a minimum annual fee, resulting from its combined obligations pursuant to this Agreement with respect to the NVIT Money Market Fund and NVIT Money Market Fund II and the NMF Agreement with respect to the Nationwide Money Market Fund, of no less than $2 million.